UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

 Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

CUTERA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2016

10:00 A.M. Pacific Time

To our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Cutera, Inc. (the “Company”). The meeting will be held at our principal executive offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021. The meeting will be held on June 15, 2016 at 10:00 a.m. Pacific Time, for the following purposes:

1.	To elect three Class III directors to each serve for a three-year term that expires at the 2019 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2.

To ratify the selection of BDO USA, LLP as the independent registered public accounting firm of the Company (the “Independent Registered Public Accounting Firm”) for the fiscal year ending December 31, 2016;

3.	To hold a non-binding vote on the compensation of our Named Executive Officers; and

4.

To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting.

To help conserve resources and reduce printing and distribution costs, we will be mailing a notice to our stockholders, instead of a paper copy of this proxy statement and our 2015 Annual Report, with instructions on how to access our proxy materials over the Internet, including this proxy statement, our 2015 Annual Report and a form of proxy card or voting instruction card. The notice will also contain instructions on how each of those stockholders can receive a paper copy of our proxy materials.

The meeting will begin promptly at 10:00 a.m., local time, and check-in will begin at 9:50 a.m. local time. Only holders of record of shares of our common stock (NASDAQ: CUTR) at the close of business on April 25, 2016 will be entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the meeting.

For a period of at least 10 days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available and open to the examination of any stockholder for any purpose relating to the Annual Meeting during normal business hours at our principal executive offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021.

By order of the Board of Directors,

Kevin P. Connors

President and Chief Executive Officer

Brisbane, California

April 29, 2016

YOUR VOTE IS IMPORTANT!

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, OR IF AVAILABLE, ELECTRONICALLY, OR, IF YOU RECEIVED PER YOUR REQUEST A PAPER COPY OF OUR PROXY MATERIALS, COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY CARD IS MAILED IN THE UNITED STATES OR CANADA. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

Page
QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE ANNUAL MEETING	1

Why am I receiving these proxy materials?	1
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?	1
What is the purpose of the Annual Meeting?	2
Who is entitled to attend the meeting?	2
Who is entitled to vote at the meeting?	2
How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	2
What items of business will be voted on at the meeting?	2
How does the Board recommend that I vote?	3
What shares can I vote at the meeting?	3
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	3
How can I vote my shares without attending the meeting?	3
How can I vote my shares in person at the meeting?	3
Can I change my vote?	3
Is my vote confidential?	4
What vote is required to approve each item and how are votes counted?	4
What is a “broker non-vote”?	5
How are “broker non-votes” counted?	5
How are abstentions counted?	5
What happens if additional matters are presented at the meeting?	5
Who will serve as inspector of election?	5
What should I do in the event that I receive more than one set of proxy/voting materials?	5
Who is soliciting my vote and who will bear the costs of this solicitation?	5
Where can I find the voting results of the meeting?	6
What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?	6

STOCK OWNERSHIP	7

Security Ownership of Certain Beneficial Owners and Management	7
Section 16(a) Beneficial Ownership Reporting Compliance	8

CORPORATE GOVERNANCE AND BOARD MATTERS	8

Director Independence	8
Board Leadership Structure	8
Risk Oversight and Analysis	8
Committees of the Board	9
Meetings Attended by Directors	10
Director Nomination Process	10
Director Compensation	12
Code of Ethics	13
Compensation Committee Interlocks and Insider Participation	13
Family Relationships	13
Communications with the Board by Stockholders	13

-i-

ii

PROXY STATEMENT

FOR

2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2016

The Board of Directors (“Board”) of Cutera, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2016 Annual Meeting of Stockholders to be held on Wednesday, June 15, 2016, beginning at 10:00 a.m., Pacific Time, which is the local time, at our principal executive offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the meeting. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement the terms “we”, “our”, “Cutera” and the “Company” each refer to Cutera, Inc.; the term “Board” means our Board of Directors; the term “proxy materials” means this proxy statement, the enclosed proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 15, 2016, and the term “Annual Meeting” means our 2016 Annual Meeting of Stockholders.

We are sending the Notice of Internet Availability of Proxy Materials on or about May 6, 2016, to all stockholders of record at the close of business on April 25, 2016 (the “Record Date”).

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE ANNUAL MEETING

Why am I receiving these proxy materials?

You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the Record Date (which was April 25, 2016). As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders.

All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials.

Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you chose prior to the Record Date to receive future proxy materials by email, you should receive an email this year with instructions containing a link to those materials and a link to the proxy voting site. In connection with our upcoming Annual Meeting, if you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the purpose of the Annual Meeting?

At our meeting, stockholders of record will vote upon the items of business outlined in the notice of meeting (on the cover page of this proxy statement), each of which is described more fully in this proxy statement. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to attend the meeting?

You are entitled to attend the meeting only if you owned our common stock (or were a joint holder) as of the Record Date or if you hold a valid proxy for the meeting. You should be prepared to present photo identification for admittance.

Please also note that if you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:50 a.m., local time.

Who is entitled to vote at the meeting?

Only stockholders who owned our common stock at the close of business on the Record Date are entitled to notice of and to vote at the meeting, and at any postponements or adjournments thereof.

As of the Record Date, 13,080,920 shares of our common stock were outstanding. Each outstanding share of our common stock entitles the holder to one vote on each matter considered at the meeting. Accordingly, there are a maximum of 13,080,920 votes that may be cast at the meeting.

How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the meeting will constitute a quorum. A quorum is required to conduct business at the meeting. The presence of the holders of our common stock representing at least 6,540,461 votes will be required to establish a quorum at the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What items of business will be voted on at the meeting?

The items of business scheduled to be voted on at the meeting are as follows:

1.     The election of three nominees to serve as Class III directors on our Board;

2.     The ratification of BDO USA, LLP (“BDO”) as the Independent Registered Public Accounting Firm for the 2016 fiscal year;

3.     To hold a non-binding advisory vote on the compensation of our Named Executive Officers; and

4.     To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof. These proposals are described more fully below in this proxy statement. As of the date of this proxy statement, the only business that our Board intends to present or knows of that others will present at the meeting is as set forth in this proxy statement. If any other matter or matters are properly brought before the meeting, it is the intention of the persons who hold proxies to vote the shares they represent in accordance with their best judgment.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares “FOR” each of the director nominees, “FOR” the ratification of BDO as the Independent Registered Public Accounting Firm for the 2016 fiscal year, and “FOR” the approval of the non-binding advisory vote on the compensation of our Named Executive Officers.

What shares can I vote at the meeting?

You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to Cutera or to vote in person at the meeting. We have enclosed a proxy card for your use.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Our stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by the broker, trustee or nominee and mailing them in the accompanying pre-addressed envelope.

How can I vote my shares in person at the meeting?

Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described above so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote?

You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Cutera or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management.

What vote is required to approve each item and how are votes counted?

The vote required to approve each item of business and the method for counting votes is set forth below:

Election of Directors. The three director nominees receiving the highest number of affirmative “FOR” votes at the meeting (a plurality of votes cast) will be elected to serve as Class III directors. You may vote either “FOR” or “WITHHOLD” your vote for the director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of BDO as our Independent Registered Public Accounting Firm. For the ratification of BDO as our Independent Registered Public Accounting Firm, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

Non-binding Advisory Vote on the Compensation of our Named Executive Officers. For the non-binding vote on executive compensation, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the Company’s nominees to the Board, “FOR” ratification of BDO as our Independent Registered Public Accounting Firm, “FOR” the approval, by non-binding vote, of executive compensation, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).

What is a “broker non-vote”?

A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, which includes ratifying the appointment of an independent registered public accounting firm but does not include the election of directors, and the non-binding vote on executive compensation. Therefore, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” ratification of BDO as the Independent Registered Public Accounting Firm.

However, if you do not instruct your broker how to vote with respect to the election of directors and the non-binding vote on executive compensation, your broker may not vote with respect to such proposal and your shares will not be counted as voting in favor of these matters.

How are “broker non-votes” counted?

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?

If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal (other than the election of directors), but they will not be voted on any matter at the meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote “AGAINST” a proposal.

What happens if additional matters are presented at the meeting?

Other than the four proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, Kevin P. Connors (President and Chief Executive Officer) and Ronald J. Santilli (our Executive Vice President and Chief Financial Officer), will have the discretion to vote your shares on any additional matters that may be properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board.

Who will serve as inspector of election?

We expect a representative of Computershare Trust Company, Inc., our transfer agent, to tabulate the votes, and expect Rajesh Madan, our Vice President of Finance and Legal to act as inspector of election at the meeting.

What should I do in the event that I receive more than one set of proxy/voting materials?

You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each Cutera proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?

Your vote is being solicited on behalf of the Board, and the Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We may also engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be material.

Where can I find the voting results of the meeting?	We intend to announce preliminary voting results at the Annual Meeting and file a Form 8-K with the SEC within four business days after the end of our Annual Meeting to report the voting results.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?

As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the Annual Meeting to be held in 2017, the written proposal must be received by our corporate Secretary at our principal executive offices no later than January 5, 2017, which is the date 120 calendar days before the anniversary of the mailing date of the Notice of Internet Availability of Proxy Materials. If the date of next year’s Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail its proxy materials. Such proposals also must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the SEC. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. Proposals should be addressed to:

Secretary
Cutera, Inc.
3240 Bayshore Blvd.
Brisbane, California 94005-1021

Nomination of Director Candidates: You may propose director candidates for consideration by our Board. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the “Secretary” at the address of our principal executive offices set forth above. In addition, our bylaws permit stockholders to nominate directors for election at an Annual Meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws, as well as a statement by the nominee consenting to being named as a nominee and to serve as a director if elected. In addition, the stockholder must give timely notice to our corporate Secretary in accordance with the provisions of our bylaws, which require that the notice be received by our corporate Secretary no later than January 5, 2017.

Copy of Bylaw Provisions: Our bylaws are available on the Investor page of our website at www.cutera.com.You may also contact our corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides information relating to the beneficial ownership of our common stock as of the Record Date, by:

●	each stockholder known by us to own beneficially more than 5% of our common stock;
●	each of our executive officers named in the Summary Compensation Table on page 35 (including our Chief Executive Officer (“CEO”) and our Chief Financial Officer (“CFO”);
●	each of our directors; and
●	all of our directors and Named Executive Officers (“NEOs”) as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of April 25, 2016 (the Record Date) through the exercise of any stock option or other right. The number and percentage of shares beneficially owned is computed on the basis of 13,080,920 shares of our common stock outstanding as of the Record Date. The information in the following table regarding the beneficial owners of more than 5% of our common stock is based upon information supplied by principal stockholders or Schedules 13D and 13G filed with the SEC.

Shares of our common stock that a person has the right to acquire within 60 days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person or entity named in the table has sole voting and disposition power with respect to the shares set forth opposite such person’s or entity’s name. The address for those persons for which an address is not otherwise provided is c/o Cutera, Inc., 3240 Bayshore Blvd., Brisbane, California 94005-1021.

Name and Address of Beneficial Owner	Number of Shares Outstanding		Warrants and Options Exercisable Within 60 Days	Approximate Percent Owned
Dimensional Fund Advisors LP	1,052,533		—	8.0%
Renaissance Technologies, LLC	993,831		—	7.6%
BlackRock, Inc.	923,456		—	7.1%
Voce Capital Management, LLC	675,986		—	5.2%
David B. Apfelberg	12,327		14,204	*
Gregory Barrett	22,050		18,204	*
Kevin P. Connors	549,595		553,889	8.1%
David A. Gollnick	112,892		4,204	*
Timothy J. O’Shea	31,954		14,204	*
J. Daniel Plants	—	(1)	4,667	*(1)
Clint H. Severson	4,000		4,667	*
Ronald J. Santilli	47,493		168,350	1.6%
Jerry P. Widman	31,154		14,204	*
All directors and Named Executive Officers as a group (9 persons)	811,465		796,593	11.6%

*Less than 1%.

(1) Mr. Plants is the Managing Partner of Voce Capital Management LLC, the holder of 675,986 shares (approximately 5.2%) of our outstanding common stock as of the Record Date. While Mr. Plants has disclaimed beneficial ownership of the shares owned by Voce Capital Management LLC, except to the extent of his pecuniary interest therein, he has the sole or shared voting power of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in the ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from reporting persons that no Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended December 31, 2015 all reports were timely filed.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Our Board currently consists of eight authorized directors. The Company’s directors are David B. Apfelberg, Gregory Barrett, Kevin P. Connors, David A. Gollnick, Timothy J. O’Shea, J. Daniel Plants, Clint H. Severson, and Jerry P. Widman. Our Board has determined that each of the directors other than Kevin P. Connors, the Company’s President and CEO, and David A. Gollnick, the Company’s former Vice President of North American Sales and former Executive Vice President of Research and Development, satisfy the current “independent director” standards established by rules of The NASDAQ Stock Market LLC (“NASDAQ”).

Board Leadership Structure

Our Board does not have a chairman but David B. Apfelberg is the Board-designated lead independent director. We believe Dr. Apfelberg’s technical qualifications as a physician and Adjunct Clinical Professor of Plastic Surgery at the Stanford University Medical Center, understanding of our products, tenure with the Company and his knowledge of the aesthetics market make him suitable for this lead independent director position. Our CEO, Mr. Connors, performs many of the functions that a chairman would typically perform and works together with Dr. Apfelberg in setting the agenda for each board meeting and presiding over such meetings. At the end of each board meeting, the independent directors meet without Mr. Connors and Mr. Gollnick present. Following each meeting, Dr. Apfelberg provides feedback to Mr. Connors on his performance and the performance of other Cutera employees during the meeting and frequently recommends new agenda items for the next meeting.

As described in more detail below, the Board has four standing committees, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategic Transactions Committee. The chairman and each member of these committees is an independent director. The Board delegates substantial duties and responsibilities to each committee. The committees make recommendations to the Board and report regularly to the Board on their activities and any actions they have taken. We believe that our independent board committees and their chairman are an important aspect of our board leadership structure.

Risk Oversight and Analysis

Our management is responsible for managing the risks we face in the ordinary course of operating our business. The Board oversees potential risks and our risk management activities by receiving operational and strategic presentations from management which include discussions of key risks to our business. While our Board has the ultimate responsibility for risk management and oversight, various committees of the Board also support the Board in its fulfillment of this responsibility. For example, our Audit Committee assists the Board in its risk oversight function by reviewing and discussing with management our system of disclosure controls and our internal controls over financial reporting risks associated with our cash investment policies, risks related to regulatory matters, and evaluating and advising on other matters. Our business is run conservatively and excessive risk taking has been discouraged. As a result, risk analysis has not been a significant factor for our Compensation Committee in establishing compensation. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure. The Strategic Transactions Committee evaluates from time-to-time, business development opportunities, as well as any risks and benefits associated with acquiring potential targets, and reports back to the full Board with their recommendations.

Committees of the Board

Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Transactions Committee. From time to time, our Board may also create various ad hoc committees for special purposes. The membership during the last fiscal year, and the function of each of the committees, are described below.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Transactions Committee
Non-Employee Directors:
David B. Apfelberg		X	X
Gregory Barrett		X*	X
David A. Gollnick
Timothy J. O’Shea	X		X*	X
J. Daniel Plants			X	X*
Clint H. Severson	X		X
Jerry P. Widman	X*	X	X(1)
Employee Director:
Kevin P. Connors

Number of Meetings Held During the Last Fiscal Year	6	6	—	—(2)

X	= Committee member
*	= Chairman of Committee
(1)	= Clint H. Severson became a member of the Nominating and Corporate Governance Committee effective April 22, 2016.
(2)	= While there were no formal meetings of the Strategic Transactions Committee in 2015, there were various discussions at the full Board level relating to the evaluation of strategic transactions.

Audit Committee. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements. The committee operates under a written charter adopted by the Board and a copy of the charter can be found on the Investor page, under the Corporate Governance section of our website at www.cutera.com. In this role, the Audit Committee monitors and oversees the integrity of the Company’s financial statements and related disclosures, the qualifications, independence, and performance of the Company’s Independent Registered Public Accounting Firm, and the Company’s compliance with applicable legal requirements and its business conduct policies. Our Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the NASDAQ rules and the independence requirements of the SEC. Our Board has determined that Jerry P. Widman continues to qualify as an “audit committee financial expert,” as defined in SEC rules. The report of the Audit Committee appears on page 15 of this proxy statement.

Compensation Committee. The Compensation Committee, together with our Board, establishes compensation for our CEO and the other executive officers and administers the Company’s 2004 Equity Incentive Plan (as amended) and 2004 Employee Stock Purchase Plan. The Compensation Committee has a written charter, which was adopted by our Board, and can be found on the Investor page, under the Corporate Governance section of our website at www.cutura.com.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board on matters concerning corporate governance, Board composition, identification, evaluation and nomination of director candidates, Board committees, Board compensation, and conflicts of interest. The Nominating and Corporate Governance Committee has a written charter, which was adopted by our Board and can be found on the Investor page, under the Corporate Governance section of our website at www.cutera.com.

Strategic Transactions Committee. The Strategic Transactions Committee reviews and evaluates any potential strategic business combination transactions as the possibilities arise and other related or pertinent strategic alternatives for the Company (which may include, but are not limited to, a merger, other business combination, recapitalization, acquisition, spin-off, split-off, acquisition of a subsidiary, division or unit, or other similar transaction).

Meetings Attended by Directors

During 2015, the Board held five meetings, the Audit Committee held six meetings, the Compensation Committee held six meetings, the Strategic Transactions Committee held no meetings, and the Nominating and Corporate Governance Committee held no meetings. Each of the directors attended at least 80% of the meetings of the Board or committee(s) on which he served during 2015.

The directors of the Company are encouraged to attend the Company’s Annual Meeting of Stockholders. In 2015, directors Mr. Connors and Mr. Plants attended the meeting in person; and the remaining six directors attended the meeting telephonically.

Director Nomination Process

Director Qualifications. While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates and does not maintain a specific policy with respect to Board diversity, the candidates for Board membership should have the highest professional and personal ethics and values, and conduct themselves consistent with our Code of Ethics. While the Nominating and Corporate Governance Committee has not formalized specific minimum qualifications they believe must be met by a candidate to be recommended by the independent members, the Nominating and Corporate Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) have broad and relevant experience, (ii) are predominantly independent, (iii) are of high integrity, (iv) have qualifications that will increase overall Board effectiveness and enhance long-term stockholder value, and (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Stockholder Nominations and Recommendations. As described above in the Question and Answer section of this proxy statement under “What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?,” our bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our Board. In addition, the Nominating and Corporate Governance Committee may consider properly submitted stockholder recommendations (as opposed to formal nominations) for candidates for membership on the Board. A stockholder may make such a recommendation by submitting the following information to our Secretary at 3240 Bayshore Blvd., Brisbane, California 94005-1021 no later than January 5, 2017:

●	the candidate’s name;
●	home and business contact information;
●	detailed biographical data, relevant qualifications, professional and personal references;
●	information regarding any relationships between the candidate and Cutera within the last three years; and
●	evidence of ownership of Cutera stock by the recommending stockholder.

Identifying and Evaluating Director Nominees. Typically new candidates for nomination to the Board are suggested by existing directors or by our executive officers, although candidates may initially come to our attention through professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee carefully reviews the qualifications of any candidates who have been properly brought to its attention. Such a review may, in the Nominating and Corporate Governance Committee’s discretion, include a review solely of information provided to the Nominating and Corporate Governance Committee or may also include discussion with persons familiar with the candidate, an interview with the candidate or other actions that the Nominating and Corporate Governance Committee deems proper. The Nominating and Corporate Governance Committee shall consider the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, Nominating and Corporate Governance Committee considers many factors, including, issues of character, judgment, independence, expertise, length of service, and other commitments. In addition, the Nominating and Corporate Governance Committee takes into account diversity in professional experience, skills and background in considering and evaluating candidates. However, while diversity relating to background, skill, experience and perspective is one factor considered in the nomination process, the Company does not have a formal policy relating to diversity. The Nominating and Corporate Governance Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders are evaluated by the Nominating and Corporate Governance Committee using the same criteria as other candidates. Candidates are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Director Nominees at our 2016 Annual Meeting. Our Nominating and Corporate Governance Committee recommended the director nominees for nomination to our Board.

Director Compensation

The following table sets forth a summary of the cash compensation paid and the grant date fair value of stock options and stock awards of Cutera common stock, awarded to our non-employee directors in the fiscal year ended December 31, 2015.

2015 Director Compensation Table

	Fees Earned or Paid in	Stock		Option	All Other
Name	Cash(1)	Awards(2)		Awards(3)	Compensation(4)		Total

David B. Apfelberg	$51,000	$60,000	(5)	$—	$—		$111,000
Gregory Barrett	65,000	60,000	(6)	—	—		125,000
David A. Gollnick	45,000	60,000	(7)	—	45,240	(7)	150,240
Timothy J. O’Shea	62,500	60,000	(8)	—	—		122,500
J. Daniel Plants	50,000	—		85,680	—		135,680
Clint H. Severson	52,500	—		92,260	—		144,760
Jerry P. Widman	71,000	60,000	(9)	—	—		131,000

(1)	The amounts reported in this column were earned in connection with serving on our Board and its committees, or as committee Chairman retainers, each as described below.
(2)	The amounts reported in this column represent the aggregate grant date fair value of shares of Cutera common stock which vest over a one-year period, awarded during the fiscal year ended December 31, 2015 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718.
(3)	The amounts reported in this column represent the aggregate grant date fair value of equity awards which vest over a three-year period, awarded during the fiscal year ended December 31, 2015 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718.
(4)	The amounts reported in this column were earned for services provided for other than serving on our Board or its committees, each as described below.
(5)	At December 31, 2015, Dr. Apfelberg held options to purchase 10,000 shares of Cutera common stock. .
(6)	At December 31, 2015, Mr. Barrett held options to purchase 14,000 shares of Cutera common stock.
(7)	Mr. Gollnick was paid $45,240 for consulting services provided to the Company in 2015.
(8)	At December 31, 2015, Mr. O’Shea held options to purchase 10,000 shares of Cutera common stock.
(9)	At December 31, 2015, Mr. Widman held options to purchase 10,000 shares of Cutera common stock.

For 2015, our non-employee directors earned an annual retainer of $45,000 for regular Board meetings; $6,000 for Compensation Committee meetings (for members other than the Chairman); $7,500 for Audit Committee meetings (for members other than the Chairman); and $5,000 for Strategic Transactions Committee meetings. Our non-employee directors did not earn an annual retainer for Nominating and Corporate Governance Committee meetings (for members other than the Chairman). The Chairman of the Audit Committee and the Compensation Committee each earned an annual retainer of $20,000 for their services on the respective committees. The Chairman of the Nominating and Corporate Governance Committee earned an annual retainer of $5,000 for his services. Our non-employee directors no longer receive meeting fees for Board and committee meetings regardless of the number of meetings held throughout the year.

Our 2004 Equity Incentive Plan (as amended) provides for the automatic grant of options to purchase shares of Cutera common stock to our non-employee directors. Each non-employee director who is appointed to the Board will receive an initial option to purchase 14,000 shares of Cutera common stock upon such appointment. Each of these stock options will have an exercise price equal to fair market value of Cutera common stock on the date of grant and a term of seven years and will become exercisable as to one-third of the shares subject to the option on each anniversary of its date of grant, provided the non-employee director remains a director on such dates. In addition, each non-employee director, who is a director on the date of each Annual Meeting of Stockholders and has been a director for at least the preceding six months, will receive an award of shares represented by the quotient of $60,000 divided by the closing market price of Cutera common stock on the date of such Annual Meeting. These shares vest on the one-year anniversary of the grant date.

Code of Ethics

We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Ethics, as amended, (the “Code”) reflects our values and the business practices and principles of behavior that support this commitment. The Code is intended to satisfy SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the NASDAQ listing standards requirement for a “code of conduct.” The Code is available on the Company’s website at www.cutera.com. We will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or NASDAQ, on our website.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following members: David Apfelberg, Gregory Barrett and Jerry Widman. Neither any member of the Compensation Committee, nor any of our NEOs, has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. No Compensation Committee member is an officer or employee of Cutera.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Communications with the Board by Stockholders

Stockholders wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board or to the particular Board member, and mailing the correspondence to: Attention: Board, c/o Secretary, Cutera, Inc., 3240 Bayshore Blvd., Brisbane, California 94005-1021. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

Stock Ownership Guidelines

To enhance our overall corporate governance practices and director compensation program, our Board adopted stock ownership guidelines for our non-employee directors, which the Compensation Committee intends to review annually. These guidelines are designed to align our non-employee directors’ interests with our stockholders’ long-term interests by promoting long-term ownership of Cutera common stock. These guidelines provide that, within five years of the later of the adoption of the guidelines or his or her first date of election to our Board, our non-employee directors must hold shares of Cutera common stock having a value not less than three times the value of their annual retainer for general Board service.

As of April 25, 2016, the non-employee directors’ holdings and target guidelines were as follows:

Non-Employee Directors	Stock Ownership as of April 25, 2016	Minimum Stock Ownership Required
David B. Apfelberg.	12,327	11,519(1)
Gregory Barrett.	22,050	11,519(1)
David A. Gollnick.	112,892	11,519(1)
Timothy J. O’Shea	31,954	11,519(1)
J. Daniel Plants	—	11,519(2)
Clint H. Severson	4,000	11,519(3)
Jerry P. Widman	31,154	11,519(1)

(1)Based on the closing stock price of $11.72 on April 25, 2016, each of these non-employee directors already held shares that exceed the minimum stock ownership required.

(2) By January 6, 2020, based on the closing stock price of $11.72 on April 25, 2016.

(3) By January 3, 2020, based on the closing stock price of $11.72 on April 25, 2016.

On January 6, 2015, we entered into an agreement with Voce Capital Management LLC and Mr. Plants (the “Voce Agreement”), which was filed with the SEC on January 8, 2015. The Voce Agreement states the terms and understandings concerning the nomination and election of Mr. Plants to our Board of Directors and other matters. Further, it was agreed that if, at any time Voce’s ownership in our common stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) falls below 140,000 shares, then Mr. Plants will immediately resign from our Board.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee of the Board is responsible for assisting the Board to fulfill its oversight of the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit function and independent auditors. It is the responsibility of the Company’s management to prepare the Company’s financial statements, develop and maintain adequate systems of internal accounting and financial controls, facilitating the internal audit intended to evaluate the adequacy and effectiveness of the Company’s financial and operating internal control systems.

BDO USA, LLP (“BDO ”), the Company’s independent registered public accounting firm for 2015 (the independent auditors), was responsible for performing independent audits of the Company’s consolidated financial statements and internal control over financial reporting and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America (“GAAP”) and on the effectiveness of the Company’s internal control over financial reporting. The independent auditors also review the Company’s interim financial statements in accordance with applicable auditing standards.

In evaluating the independence of BDO, the Audit Committee has (i) received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the audit firm’s communications with the committee concerning independence, and (ii) discussed with BDO the firm’s independence from the Company and management. The committee has concluded that BDO was independent from the Company and its management. The committee has reviewed with the independent auditors and the Company’s internal auditors the overall scope and specific plans for their respective audits, and the committee regularly monitored the progress of both in assessing the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress.

In 2015, the Audit Committee held six meetings. At every regular meeting, the Committee reviews the results of the independent auditor’s examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. Following the regular meeting, the committee meets separately with the independent auditors, without management present, and also meets separately with the Company’s management. In addition, from time-to-time the Audit Committee met with the independent internal audit firm.

The committee has met and discussed with management and the independent auditors the fair and complete presentation of the Company’s financial statements. The committee has also discussed and reviewed with the independent auditors all communications required, including those described in Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the PCAOB. The committee has discussed significant accounting policies applied in the financial statements as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with GAAP and the committee has reviewed and discussed the audited consolidated financial statements with both management and the independent auditors.

Relying on the foregoing reviews and discussions, the committee recommended to the Board, and the Board approved, inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

The foregoing report is provided by the undersigned members of the Audit Committee.

Timothy J. O’Shea

Clint H. Severson

Jerry P. Widman

(1)

The material in this report is not deemed soliciting material or filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

PROPOSAL ONE—ELECTION OF DIRECTORS

Classes of the Board of Directors

Our Amended and Restated Certificate of Incorporation provides that our Board shall be divided into three classes designated as Class I, Class II and Class III, respectively, with the classes of directors serving for staggered three-year terms. Our Board currently consists of eight directors, divided among the three classes as follows:

●	three Class I directors, Kevin P. Connors, David A. Gollnick and Clint H. Severson, whose terms expire at our Annual Meeting of Stockholders to be held in 2017;
●	two Class II directors, David B. Apfelberg and Timothy J. O’Shea, whose terms expire at our Annual Meeting of Stockholders to be held in 2018; and
●	three Class III directors Gregory Barrett, J. Daniel Plants and Jerry P. Widman, whose terms expire at the Annual Meeting of Stockholders to be held in 2016.

The name of each member of the Board, the class in which he serves, and his age as of the Record Date, principal occupation and length of service on the Board are as follows:

Name	Term Expires	Age	Principal Occupation	Director Since
Class I Directors
Kevin P. Connors	2017	54	President and CEO	1998
David A. Gollnick	2017	52	Former Vice President (“VP”) of North American Sales and Former Executive Vice President (“EVP”) of Research and Development	1998
Clint H. Severson(2)(3)	2017	68	President and CEO, Abaxis, Inc.	2015
Class II Directors
David B. Apfelberg(1)(3)	2018	74	Clinical Professor of Plastic Surgery, Stanford University Medical Center	1998
Timothy J. O’Shea(2)(3)(4)	2018	63	Former Managing Director, Oxo Capital	2004

Class III Directors
Gregory Barrett(1)(3)	2016	62	President and CEO, DFINE, Inc.	2011
J. Daniel Plants(3)(4)	2016	48	Managing Partner, Voce Capital Management LLC	2015
Jerry P. Widman(1)(2)(3)	2016	73	Former CFO, Ascension Health	2004

(1)     Member of the Compensation Committee.

(2)     Member of the Audit Committee.

(3)     Member of Nominating and Corporate Governance Committee.

(4)     Member of the Strategic Transactions Committee.

Director Nominees

The Board has nominated Gregory Barrett, J. Daniel Plants and Jerry P. Widman for re-election as Class III directors.

Gregory Barrett has served as a member of our Board since October 2011. Mr. Barrett has been the President and CEO of DFINE, Inc., a private medical device equipment company since September 2013. Mr. Barrett was the Chairman, President and CEO of BÂRRX Medical, Inc., a private medical device company that was acquired by Covidien, a manufacturer and distributer of products to treat gastrointestinal diseases. Prior to joining BÂRRX Medical in February 2004, from January 2001 through August 2003, Mr. Barrett served as President and CEO of ACMI Corporation, a developer of medical visualization and energy systems; Group Vice President at Boston Scientific Corporation; Vice President, Global Sales and Marketing at both Orthofix Corporation (formerly American Medical Electronics) and Baxter Healthcare. Mr. Barrett holds a B.A. in Marketing from the University of Texas, Austin. We believe Mr. Barrett’s qualifications to serve on our Board include his more than 37 years of diverse experiences in the medical device industry, including time spent serving as president and CEO of several medical device companies. Mr. Barrett has held various Board positions with Softscope Medical, BaroSense, Monteris Medical (Currently Chairman of the Board and member of the Compensation Committee), as well as held Board positions for the companies in which he was employed.

J. Daniel Plants has served as a member of our Board since January 2015. Mr. Plants has been Managing Partner of Voce Capital Management LLC since 2009. Prior to founding Voce Capital Management, Mr. Plants held a number of positions at leading Wall Street firms, including executive roles in investment banking at Goldman Sachs and JPMorgan Chase and as a corporate attorney with Sullivan & Cromwell. Mr. Plants is also the co-founder of the Bay Area Urban Debate League, a San Francisco based charitable organization dedicated to expanding opportunities for area youth to become articulate, informed leaders. Mr. Plants served as the organization’s Vice Chair from 2008 to 2012. Mr. Plants holds a Juris Doctorate degree from University of Michigan Law School and an undergraduate degree from Baylor University. We believe Mr. Plants’ qualifications to serve on our Board include his substantial experience as a strategic advisor and corporate attorney, as well as his role as the founder of a successful investment management firm and status as a significant Company stockholder, which bring valuable skills and perspective to the Board in the areas of finance, capital markets, strategy and corporate governance.

Jerry P. Widman has served as a member of our Board since March 2004. From 1982 to 2001, Mr. Widman served as the Chief Financial Officer of Ascension Health, a not-for-profit multi-hospital system. Mr. Widman has served as a member of the Board of several other privately-held and publicly-held companies in the healthcare industry. Mr. Widman has accumulated over 50 years of Board experience with 14 companies. Mr. Widman holds a B.B.A. from Case Western Reserve University, an M.B.A. from the University of Denver, a J.D. from Cleveland State University, and is a Certified Public Accountant. We believe Mr. Widman’s qualifications to serve on our Board include his financial expertise and prior experience as a CFO, as well as his experience serving on the boards of various public and private companies.

If elected to our Board, directors Mr. Barrett, Mr. Plants and Mr. Widman would each hold office as a Class III director until our Annual Meeting of Stockholders to be held in 2019, or until the earlier of their resignation, removal, or death.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE THREE NOMINEES FOR CLASS III DIRECTOR LISTED ABOVE.

Directors Whose Terms Extend Beyond the 2016 Annual Meeting

Kevin P. Connors has served as our President and CEO, and as a member of our Board, since our inception in August 1998. Prior to founding Cutera, from May 1996 to June 1998 Mr. Connors served as President and General Manager of Coherent Medical Group, a unit of Coherent Inc., which manufactures lasers, optics and related accessories. We believe Mr. Connors’ qualifications to serve on our Board include, his knowledge of and leadership experience, in the aesthetic medical equipment industry prior to joining Cutera and the substantial understanding of the Company and its operations that he has gained while serving as President, CEO and director of the Company since its inception.

David B. Apfelberg, MD has served as a member of our Board since November 1998. Since 1980, Dr. Apfelberg has held various roles at the Stanford University Medical Center, and currently serves as an Adjunct Clinical Professor of Plastic Surgery. Since 1987, Dr. Apfelberg has also been a consultant for entrepreneurs and venture capital companies in the areas of medical devices and medicine. From June 1991 to May 2001, Dr. Apfelberg was Director of the Plastic Surgery Center in Atherton, California. Dr. Apfelberg is the author of five books on lasers in medicine and is a founding member and past president of the American Society for Lasers in Medicine and Surgery. Dr. Apfelberg holds a B.M.S., Bachelor of Medical Science, and an M.D. from Northwestern University Medical School. We believe Dr. Apfelberg’s qualifications to serve on our Board include his medical expertise, understanding of our products, and his knowledge of the aesthetics market generally.

David A. Gollnick has served as a member of our Board since our inception in August 1998. From February 2014 to June 2014, he held the position of Vice President of North American Sales for the Company. From March 2009 to December 2014, Mr. Gollnick has consulted with the Company for product development, clinical, sales and marketing support as needed. Mr. Gollnick served as our EVP of Research and Development from April 2007 to March 2009 and as Vice President of Research and Development from August 1998 until April 2007. From June 1996 to July 1998, Mr. Gollnick held the position of Vice President of Research and Development at Coherent Medical Group, a unit of Coherent Inc. Mr. Gollnick holds a B.S. in Mechanical Engineering from Fresno State University. We believe Mr. Gollnick’s qualifications to serve on our Board include his technical experience in researching and developing products for the aesthetic medical equipment industry and his understanding of our employees, products and operations.

Timothy J O'Shea has served as a member of our Board since April 2004. Mr. O'Shea was with OXO Capital from 2008 to 2014 serving as managing director. From 1995 to 2008, he served in a variety of management positions at Boston Scientific, including Corporate Vice President of Business Development from 2000 to 2008. Mr. O'Shea currently acts as an advisor to several medical device companies. Mr. O'Shea holds a B.A. in history from the University of Detroit. We believe Mr. O'Shea's qualifications to serve on our Board include his corporate marketing knowledge as well as his diverse experience in the medical device industry working for a large medical device company.

Clint Severson has served as a member of our Board since January 2015. He is presently the Chairman, Chief Executive Officer and President of Abaxis, Inc., a manufacturer of portable blood analysis systems. Mr. Severson also serves on the Boards of Directors of Response Biomedical Corporation and Trinity Biotech. From February 1989 to May 1996, Mr. Severson served as President and Chief Executive Officer of MAST Immunosystems, Inc., a privately-held medical diagnostics company. We believe Mr. Severson’s qualifications to serve on our Board include his more than 40 years of experience as an executive in the medical and biotechnology industries.

PROPOSAL TWO—RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected BDO USA, LLP as the Independent Registered Public Accounting Firm to perform the audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2016. BDO audited the Company’s consolidated financial statements for the fiscal years 2015 and 2014.

The Board is asking the stockholders to ratify the selection of BDO as the Company’s Independent Registered Public Accounting Firm for 2016. Although not required by law, by rules of NASDAQ, or by the Company’s bylaws, the Board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different Independent Registered Public Accounting Firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

We have requested that representatives of BDO be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company’s stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF BDO AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

Audit and Non-Audit Services

To help ensure the independence of the Independent Registered Public Accounting Firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by its Independent Registered Public Accounting Firm. Pursuant to this policy, all audit and non-audit services to be performed by the Independent Registered Public Accounting Firm must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

All of the services provided by BDO described in the table below were approved by the Audit Committee.

The aggregate fees incurred by the Company for audit and non-audit services in 2015 and 2014 were as follows:

Service Category	2015	2014
BDO USA LLP:
Audit Fees(1)	$457,120	$445,228
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
Total BDO USA LLP	$457,120	$445,228

(1)

In accordance with the SEC’s definitions and rules, audit fees are comprised of billed and unbilled fees for professional services related to the audit of financial statements and internal control over financial reporting for the Company’s 2015 and 2014 fiscal years as included in the annual report on Form 10-K; and the review of financial statements for interim periods included in the quarterly reports on Form 10-Q within those years.

PROPOSAL THREE—NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF NAMED EXECUTIVE OFFICERS

General

As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Board is asking you to approve, on an advisory and non-binding basis, the executive compensation programs and policies and the resulting 2015 compensation of our Named Executive Officers listed in the 2015 Summary Compensation Table on page 35 (our “NEOs”) as described in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this proxy statement. Because the vote is advisory, the result will not be binding on our Compensation Committee and it will not affect, limit or augment any existing compensation or awards. The say-on-pay vote will, however, provide information to the Compensation Committee and our Board regarding investor sentiment about our executive compensation philosophy, policies and practices, which they will take into account when considering future compensation arrangements. Our Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of the NEOs as disclosed in this proxy statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We recommend you should read the Compensation Discussion and Analysis and compensation tables and also consider the factors below in determining whether to approve this proposal.

Summary of Our Executive Compensation Program

Pay-for-Performance and Stockholder Alignment

Our Compensation Committee reviews the compensation of our NEO and strikes a balance between fixed base pay and Pay-for-Performance ("PFP") systems that tie compensation directly to specific business goals and management objectives. The NEOs’ compensations are set-up such that it delivers competitive pay for competitive levels of performance. In order to align the NEOs’ compensation drivers to the overall Company’s goals, the Compensation Committee designed the 2015 compensation such that the majority of the compensation was that of a PFP type. For example, in 2015, 68% of the CEO’s compensation was performance-based and 31% of total pay was in the form of equity-based awards. Further, the equity-based awards were split into 50% Performance Stock Units (“PSUs”), vesting of which was contingent upon the achievement of certain pre-established Company revenue, operating loss reduction and stock price appreciation performance goals, and 50% was in Restricted Stock Units (“RSUs”). As a result, the impact of our growth in revenue, improvement of our operating results and the improvement of our stock price, all significantly impacted the compensation of our NEOs. This ensured that their interests were aligned to those of the Company’s and its stockholders.

Key Features of Our Executive Compensation Program

WHAT WE DO	WHAT WE DON’T DO
We pay reasonable salaries and appropriate benefits	We do not enter into multi-year employment contracts.
We incent and pay for performance to align compensation with shareholder goals.	We do not allow repricing of underwater stock options for our executive officers.
We retain an independent compensation consultant to benchmark compensation at reasonable intervals.	We do not have single-trigger equity vesting in the event of a change-in-control
We consider market conditions and peer groups in establishing compensation	We do not provide excessive perquisites
We have stock ownership guidelines	We do not provide any tax reimbursements or gross-ups on any severance or change-in-control payments or benefits.

Following is a summary of some of the key features of our 2015 executive compensation program. For a detailed discussion about our compensation philosophy, policies and practices, and other changes that we have made to our corporate governance policies, see the section titled “Executive Compensation” below beginning on page 23.

•

The primary objectives of our executive compensation programs are that they be fair, objective and consistent. Further that compensation be directly and substantially linked to measurable corporate and individual performance and that compensation remains competitive so that we can attract, motivate, retain and reward the key executives whose knowledge, skills and performance are necessary for our success.

•	We seek to foster a culture where individual performance is aligned with organizational objectives.
•	Our NEOs are compensated with cash, equity and non-equity incentives, and other customary employee benefits.
•

We evaluate and reward our NEOs based on the comparable industry specific and general market compensation for their respective positions in the Company and an evaluation of their contributions to the achievement of short-and long-term organizational goals.

•	Executive compensation is reviewed annually by the Compensation Committee, and adjustments are made to reflect performance-based factors and competitive conditions.
•

Our Compensation Committee engages outside compensation consultant to review our executive compensation programs, in comparison to a peer group of companies (the “Peer Group”), and recommend modifications to it.

•	Our NEOs have Change of Control and Severance Agreements (“COC Agreements”) and, except for these arrangements, we do not have employment agreements with any of our NEOs.
•	We have stock ownership guideline for our NEOs.

We believe that the information provided above and within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program has been designed appropriately and is working to ensure our NEOs’ interests are aligned with our stockholders’ interests to support long-term value creation.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory and non-binding basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Consistent with the preference of our stockholders, as reflected in the advisory vote on the frequency of future say-on-pay votes conducted at our 2011 Annual Meeting of Stockholders, the Board has adopted a policy providing for annual advisory votes on the compensation of the NEOs.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

NAMED EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Set forth below is certain information as of the Record Date, which is April 25, 2016, concerning our NEOs.

Name	Age	Position(s)
Kevin P. Connors	54	President, CEO and Director
Ronald J. Santilli	56	EVP and CFO

Further information regarding Kevin P. Connors is provided above under “Director Whose Terms Extend Beyond the 2016 Annual Meeting.”

Ronald J. Santilli has served as our CFO since September 2001. In addition, Mr. Santilli has performed the role of EVP since April 2007 to present and prior to that he held the position of Vice President of Finance and Administration. Prior to joining Cutera, from April 2001 to August 2001, Mr. Santilli served as Senior Director of Financial Planning and Accounting at Lumenis, a manufacturer of medical lasers. From May 1982 to March 2001, Mr. Santilli held several positions at Coherent Inc., including Sales Operations Manager, Controller of the Medical Group and, most recently, Director of Finance and Administration. Mr. Santilli holds a B.S. in Business Administration from San Jose State University and an M.B.A. in Finance from Golden Gate University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The primary objectives of our compensation programs are that:

●	They be fair, objective and consistent across the employee population;
●	Compensation be directly and substantially linked to measurable corporate and individual performance; and
●	Compensation remains competitive, so that we can attract, motivate, retain and reward the key employees whose knowledge, skills and performance are necessary for our success.

We seek to foster a culture where individual performance is aligned with organizational objectives. We evaluate and reward our NEOs based on the comparable industry specific and general market compensation for their respective positions in our company and an evaluation of their contributions to the achievement of short-term and long-term organizational goals. Executive compensation is reviewed and evaluated annually by the Compensation Committee and once every few years by an independent compensation consultant hired by the Compensation Committee. Based on input received from the compensation consultant, and the results of the stockholder vote on our say-on-pay, the Compensation Committee makes adjustments to the components of, as well as, the total compensation of the NEOs.

Financial Highlights

Fiscal 2015 was a year of continued improvement and one dedicated to building the foundation for achieving stronger financial performance in the future. Our research and development team delivered two new product platforms in 2014, which provided us with a strong and well diversified portfolio of products. In addition, our sales and marketing leadership teams, which we enhanced with proven and industry experienced leaders in 2014, continued their focus on revenue growth.

In 2015, the financial performance of our business improved, compared to 2014, as follows:

●

Improved revenue: Our global revenue improved by $16.6 million, or 21%, which was the result of an increase in our U.S. revenue by 38% and our international revenue by 8%, despite the negative impact associated with the appreciation of the U.S. Dollar against the Euro, Japanese Yen and the Australian Dollar. These revenue improvements were primarily attributable to the introduction of enlighten and excel HR products in the market, the continued growth in excel V sales and an increases in sales of our truSculpt product.

●

Increased gross margins: Our gross margins increased from 56% in 2014 to 57% in 2015 primarily due to the improved leverage of our operations as a result of the increased revenue, as well as the implementation of several management initiatives to improve the reliability of our products and product cost reductions.

●	Improved EBITDA: Our Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) increased by $5.3 million.
●	Cash from operations: Our cash generated by operations improved by $2.9 million through the continued conservative management of our working capital and overall business.
●	Stock Repurchase: Repurchased $40 million of our common stock through our stock repurchase plan in 2015.

Cash and investments at the end of 2015 were $48.4 million – with no debt. We believe our cash resources are sufficient to meet our anticipated cash needs for the next several years.

Corporate Governance Highlights

We endeavor to maintain good corporate governance standards consistent with our executive compensation policies and practices. The following policies and practices were in effect during 2015:

●	The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding executive compensation issues and concerns.
●

We have a Nominating and Corporate Governance Committee that is comprised of independent directors who review and make recommendations to the Board on matters concerning corporate governance, director composition, identification, evaluation and nomination of director candidates, Board committees, director compensation and conflicts of interest.

●

The Compensation Committee conducts an annual review and approval of our compensation strategy. We ensure that our compensation practices remain current with market conditions by having them reviewed by compensation consultants from time to time. Our compensation philosophy and related corporate governance features are complemented by several elements that are designed to align our executive compensation with long-term stockholder interests, including the following:

-

We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers, including our NEOs;

-

We provide limited perquisites to our executive officers, including our NEOs. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

-	Executive officers are not entitled to any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;
-

All change-in-control payments and benefits are based on a “double-trigger” arrangement (i.e., requiring both a change-in-control of our company plus a qualifying termination of employment before payments and benefits are paid);

-	We use performance-based short-term and long-term incentives; and
-	We adopted stock ownership guidelines for our executive officers and non-employee directors.

Role of Our Compensation Committee

Compensation Committee Charter

The Compensation Committee establishes the compensation for our NEOs, who are our CEO and CFO and administers our Equity Incentive Plans, which are currently the 2004 Equity Incentive Plan (as amended) and the 2004 Employee Stock Purchase Plan. The Compensation Committee has a written charter, which can be found on the Investor page, under the Corporate Governance section, of our website, which is www.cutera.com.

Duties of the Compensation Committee

The responsibilities of the Compensation Committee include:

(i)     Establishing the following for our NEOs and such other executive officers as appropriate:

(a)	annual base salary;
(b)	annual incentive bonus, which may include the setting of specific goals and target amounts;
(c)	equity compensation;
(d)	agreements for employment, severance and change-of-control payments and benefits; and
(e)	any other benefits, compensation or arrangements, other than benefits generally available to our employees.

(ii)	Reviewing and making recommendations to our Board, at such intervals as may be decided by the Compensation Committee from time to time, regarding:

(a)	general compensation goals and guidelines for our employees and the criteria by which bonuses and stock compensation awards to our employees are determined; and,
(b)	other policies and plans for the provision of compensation to our employees, directors and consultants.

(iii)	Acting as Administrator of our 2004 Equity Incentive Plan (as amended), 2004 Employee Stock Purchase Plan and any other equity compensation plans adopted by our Board.

(iv)	Reviewing and making recommendations to our Board with respect to policies relating to the issuance of equity incentives to employees, directors and consultants.

(v)	Evaluating the compensation of the independent members of our Board.

(vi)	Preparing the report that follows this Compensation Discussion and Analysis.

Compensation Committee Members

The members of the Compensation Committee are appointed by our Board. The members of the Compensation Committee as of the Record Date were Dr. David B. Apfelberg, Mr. Jerry P. Widman and Mr. Gregory Barrett (chairman). Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, a “non-employee director” for purposes of Exchange Act Rule 16b-3 and satisfies the independence requirements imposed by NASDAQ.

Role of the Compensation Committee and its Consultant in Setting Executive Compensation

The Compensation Committee establishes the compensation for our NEOs to ensure consistency with market compensation rates for similar positions, our compensation philosophy and corporate governance guidelines. Following the SEC’s reforms relating to executive compensation disclosure, the Compensation Committee assumed an active role in reviewing market data and working with a compensation consultant on executive compensation matters. Because certain components of executive compensation—such as bonus targets—are driven by operational priorities, as to which management has greater insight than our Board or the Compensation Committee, the Compensation Committee has directed management to interface with the Committee and the compensation consultant to help establish appropriate target levels.

The Compensation Committee engaged an independent compensation consultant, Compensia, in December 2011 to perform a complete study and then again in June 2014 to update the analysis with current market data. The compensation consultants performed the following activities for each of our NEOs:

●	Review the components of the total compensation package;
●	Evaluate and develop a group of public companies that would be suitable to use as a Peer Group;
●	Gather competitive market data with respect to compensation of executive officers of the Peer Group;
●	Compare our NEOs’ compensation against the Peer Group;
●	Recommend any adjustments that should be considered for cash-based and equity-based compensations; and
●	Recommend compensation components that would make the compensation variable, based on the performance of our company

Due to the significant cost associated with services provided by a compensation consultant, the Compensation Committee plans to not engage our compensation consultant every year but only from time to time as determined by our Compensation Committee and our CEO and CFO.

Role of our Executives in Setting Compensation

On occasion, the Compensation Committee meets with members of our management team, including our CEO and CFO, to obtain recommendations with respect to Company compensation programs, practices and packages for our executive officers, other employees and directors. Management may make recommendations to the Compensation Committee on all components of compensation. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to these matters. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our NEOs and does not delegate any of its compensation functions to others.

Competitive Positioning

In developing, reviewing, and approving the annual compensation for our NEOs, the Compensation Committee develops and maintains a Peer Group of public companies from which to gather competitive market data. The Compensation Committee, with the assistance of an independent compensation consultant, refined its approach to reviewing market compensation data for our NEOs and approved a set of selection criteria for determining the companies to comprise the compensation Peer Group. Going forward, companies should meet the following criteria to be included in our compensation Peer Group:

(i)	U.S.-based companies with a primary focus on health care equipment and supplies;
(ii)	revenue of between 0.5x to 2.0x Cutera (approximately $39 million and $154 million); and
(iii)	market capitalization of between 0.5x to 2.5x Cutera (approximately $64 million and $320 million).

This set of selection criteria led the independent compensation consultants to revise in 2014 the then-existing Peer Group to include the following companies:

AtriCure	Derma Sciences	SurModics
Atrion Corporation	IRIDEX	Synergetics USA
BIOLASE	LeMaitre Vascular	Vascular Solutions
Cardiovascular Systems	Photomedex	Zeltiq Aesthetics
CryoLife	RTI Surgical
Cynosure	SPECTRANETICS

Executive Compensation Actions

In 2012, our Compensation Committee conducted a full review of our executive compensation policies and practices and engaged Compensia, an independent management consulting firm providing executive compensation advisory services, to study the design, pay mix, and pay levels of our executives; compare our program to that of our peers; and then make recommendations for changes to our policies or practices that were inconsistent with “best practices.” In 2014, our Compensation Committee requested Compensia to prepare an update to the 2012 full report to reflect current market compensation data of our peers and as to any recommended changes that need to be made.

In 2015, our Compensation Committee re-evaluated the compensation of our NEO and recommended the following modifications to their compensation arrangements, which our Board approved:

1)	Cash Compensation was modified effective June 1, 2015, to be as follows:

a)	Mr. Connors’ base salary was increased from $533,000 to $600,000 and his target bonus participation rate remained unchanged at 70%; and

b)	Mr. Santilli’s base salary was increased from $341,000 to $367,000 and his target bonus participation rate remained unchanged at 50%.

2)	Management Bonus Program (“Bonus Program”) was modified effective April 1, 2015 by reducing the revenue growth rate multiplier from 15 to 7.5.

3)

The ‘Annual’ Target Equity Grant Amount was increased by approximately 40% in 2015 as compared to 2014, and the awards granted were split between 50% RSUs and 50% PSUs. In order to align the financial performance measurement criteria of PSU awards to the Company’s fiscal year with effect from January 1, 2016, instead of granting a full-years’ worth of equity awards, the Board granted half of the annual target equity grant amount in 2015. As a result, Mr. Connors and Mr. Santilli were granted approximately $563,000 and $295,000, respectively, of grant date fair value of equity awards in 2015.

4)	Established the Performance Goals for the PSUs granted. The goals established are detailed below in the section titled ‘Equity Incentive Compensation.’
5)	Change of Control and Severance Agreements were:
a)

Renewed for both Mr. Connors and Mr. Santilli’s with a revised expiration date of December 31, 2018, which shall renew automatically for an additional one (1) year term unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.

b)

Mr. Santilli’s COC Agreement was modified such that if his employment with the Company is terminated by the Company without “cause,” or by Mr. Santilli for “good reason,” and such termination occurs within three months prior to, or twelve months after a Change of Control of the Company (commonly referred to as “double trigger”), then the lump sum severance payment payable would be increased as follows:

i)	Salary payable was increased from twelve to eighteen months.
ii)

Target Bonus Payout: increased from 100% to 150% of the rate payable for the fiscal year in which the termination occurs or, if greater, his annual target bonus rate in effect immediately prior to the Change of Control.

iii)	COBRA Coverage: increased from twelve to eighteen months.
iv)	All other provisions remained unchanged.
c)	The terms of the COC Agreement for Mr. Connors remained unchanged.

The Compensation Committee concluded that the changes to the compensation of our NEOs strengthen the alignment of their interests with those of our stockholders, should be sufficient to maintain competitiveness with the executives in comparable positions at the companies in our Peer Group, and promote retention of our NEOs. Further, the Compensation Committee also took into consideration the fact that, consistent with our compensation objectives, the equity awards granted increase our NEOs’ stake in the Company, thereby reinforcing their incentive to manage our business as owners and subject a significant portion of their total compensation to fluctuations in the market price of our common stock in alignment with stockholder interests.

Compensation Components

Our NEOs are compensated with cash, equity and non-equity incentives, and other customary employee benefits.

Cash Compensation

Cash compensation consists of base salary, participation in a Discretionary Management Bonus Program (“Bonus Program”) and participation in a profit-sharing plan. Our cash compensation goals for our NEOs are based upon the following principles:

●	Total cash compensation should generally be set at or above the 50th percentile of the Peer Group;
●	Base salary should be positioned to reflect each individual’s experience, performance and potential;
●	A significant portion of cash compensation should be “at risk”; and
●

The amount of bonuses payable for any quarter should be based on revenue growth and the improvement of the operating profit before stock-based compensation and non-operational expenses, or “adjusted operating profit,” compared with the same quarter in the prior year.

Base Salary and Total Target Cash Compensation

Total target cash compensation for each Named Executive Officer includes his annual base salary, annual target bonus opportunity (described below) and annual profit-sharing payments.

In 2015, the Compensation Committee increased Mr. Connor’s annual base salary compensation to $600,000 and maintained his target bonus percentage at 70%. In 2015, the Compensation Committee increased Mr. Santilli’s annual base salary compensation to $367,000 and maintained his target bonus percentage at 50%.

Discretionary Management Bonus Program

In addition to base salary, we provided cash bonus opportunities for our NEOs in 2015 pursuant to which cash bonuses were determined quarterly based on the Company’s performance for the then-preceding quarter. Payments under the Bonus Program are made quarterly and are at the discretion of our Compensation Committee.

Effective April 1, 2015, our Board of directors, upon the recommendation of the Compensation Committee, amended the Bonus Program such that the ‘Revenue Growth Rate’ multiplier, compared to the same period in the prior year, was decreased from 15 to 7.5. All other terms of the program remained unchanged.

Given our Bonus Program is discretionary, the NEOs reduced the revenue growth rate factor from 15.0 to 5.0 for the first quarter of 2015 and from 7.5 to 5.25 for the third quarter of 2015.

As However, given payments per the Bonus Program are at the discretion of the Compensation Committee, is discretionary, the NEOs proposed to reduce the bonus payouts as calculated accortding to the terms of the Bonus Program by changing the revenue growth rate factor to 5.00 and 5.25 for the first and third quarter of 2015, respectively.

Target Bonus Opportunities

For 2015, the target cash bonuses were designed to reward our NEOs based on the Company’s overall financial performance and were established based on the recommendation that the compensation consultants provided to the Compensation Committee. As in prior years, the Compensation Committee determined that the target cash bonus for each NEO should be determined as a percentage of their base salary.

In 2015, the Compensation Committee maintained the target bonus opportunity for Mr. Connors and Mr. Santilli at 70% and 50% of base salary, respectively. The target bonus opportunity is reviewed annually by the Compensation Committee and is based on several factors, including the scope of the NEOs’ performance, contributions, responsibilities, experience, prior years’ target cash bonus and market conditions.

Corporate Performance Measures

For 2015, the Board , based on recommendations from the Compensation Committee, maintained the corporate performance measures for determining the bonuses payable to the NEOs as follows:

1)	Revenue Growth Rate; and
2)	Adjusted Operating Profit Improvement.

The Board believed that these corporate performance measures continue to align the bonus payment with the achievement of the Company’s annual operating goals and enhancing long-term stockholder value creation.

With effect from April 1, 2015, the Board modified the Bonus Program by reducing the Revenue Growth Rate’ multiplier from 15 to 7.5.Adjusted Operating Profits was defined as operating profit less stock-based compensation expense and non-operational expenses. The Compensation Committee decided that non-operational expenses should be excluded from the operating profit amount as they were deemed unrelated to quarterly “operating” performance.

Using these measures, each fiscal quarter the Compensation Committee compared our performance against the same fiscal quarter in the prior year, and applied the associated multiplying factor to the percentage improvement for that quarter to determine our quarterly performance for that measure. If one performance measure’s percentage improvement for a fiscal quarter in 2015 was negative, when compared to the same fiscal quarter for the prior year, the multiplier for that measure was set to zero.

For example, with the revenue growth factor of 7.5 and the adjusted operating profit improvement factor of 5, at 10% revenue growth and 10% adjusted operating profit improvement, an individual would be eligible to receive 125% of his or her target bonus opportunity for that quarter. At 15% revenue growth and 15% adjusted operating profit improvement, an individual would be eligible to receive 188% of his or her target bonus opportunity. Based on the actual quarterly revenue growth and adjusted operating profit improvement for each of the quarters in 2015, the NEOs earned the following bonus payout multipliers of their respective target bonus opportunity.

Fiscal Period	Revenue Growth (expressed as a percentage)	Factor	Revenue Growth Multiplier	Adjusted Operating Profit Improvement (expressed as a percentage)	Factor	Adjusted Operating Profit Multiplier	Total Payout Multiplier
First quarter*	17.80%	5.00*	89.01%	0.98%	5.00	4.90%	93.91%
Second quarter	27.30%	7.50	204.76%	5.28%	5.00	26.40%	231.16%
Third quarter*	23.27%	5.25*	122.18%	7.01%	5.00	35.05%	157.23%
Fourth quarter	17.82%	7.50	133.62%	12.27%	5.00	61.34%	194.96%

* According to the Bonus Program, the revenue growth rate factor for the first and third quarters of 2015 was 15 and 7.5, respectively. As payments per the Bonus Program are at the discretion of the Compensation Committee, the NEOs proposed to reduce the bonus payouts as calculated according to the terms of the Bonus Program by changing the revenue growth rate factor to 5.00 and 5.25, for the first and third quarter of 2015, respectively.

On an annual basis, the cash bonus opportunity, and the amount actually earned, for fiscal 2015 was as follows:

Named Executive Officer	Annual Cash Bonus Target(1)	Annual Cash Bonus Paid for 2015(1)
Mr. Connors	$400,458	$679,219

Mr. Santilli	$179,115	$303,872

(1)     The Annual Cash Bonus Target and the Annual Cash Bonus Paid for each of the quarters in 2015 was based on the corporate performance measures and the target bonus percentage that the respective NEOs were entitled to, per the Bonus Plan as applicable for each of the quarters. According to the Bonus Program, the revenue growth rate factor for the first and third quarters of 2015 was 15 and 7.5 respectively. However, given the Bonus Program is discretionary, the Compensation Committee reduced the revenue growth rate factor to 5.00 and 5.25, for the first and third quarters of 2015, respectively.

Profit-Sharing Program

We have a profit sharing program for our NEOs and other employees pursuant to which quarterly cash payments are made. Target profit-sharing payments are calculated based upon half of the quarterly pre-tax Adjusted Operating Profit percentage (pre-tax Adjusted Operating Profit divided by revenue) multiplied by the NEOs’ gross salary earned during that quarter.

In 2015, our CEO and our CFO earned $7,925 and $4,952 in profit sharing payments respectively.

Long-Term Incentive Program

We believe that equity-based compensation promotes and encourages long-term successful performance by our NEOs that is aligned with the organization’s goals and the generation of stockholder value. Our equity compensation goals for our NEOs are based upon the following principles:

●	Stockholder and executive officer interests should be aligned;
●	Key and high-performing employees, who have a demonstrable impact on our performance and /or stockholder value, should be provided this benefit;
●	The program should be structured to provide meaningful retention incentives to participants;
●	The equity awards should reflect each individual’s experience, performance, potential and be comparable to what the Peer Group awards for the respective position; and
●	Actual awards should be tailored to reflect individual performance and attraction/retention goals.

Equity Incentive Compensation

Under our 2004 Equity Incentive Plan (as amended), we are permitted to grant stock options, stock appreciation rights, restricted shares, RSU awards, performance shares and other stock-based awards. Under this Plan, we grant options to our executive officers, directors and employees to purchase shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. The grant date for stock options to our NEOs is typically the date of a regularly scheduled Board meeting, or, for annual merit grants, on or around June 1st of each year. Our non-employee directors are granted RSUs annually on the date of our Annual Meeting of Stockholders that vest on the one-year anniversary of the grant date. We have no program, plan or practice to select option grant dates (or set board meeting and annual stockholder meeting dates) to correspond with the release of material non-public information.

In August 2015, our Board, with the approval of our non-employee directors, increased the ‘annual’ target equity grant amount by approximately 40%, compared to 2014. Further, the awards granted were split between 50% RSUs and 50% PSUs. In order to align the financial performance measurement criteria of PSU awards to the Company’s fiscal year with effect from January 1, 2016, instead of granting a full-years’ worth of equity awards, the Board granted half of the annual target equity grant amount in 2015. In granting these awards, our Board considered the recommendations of the compensation consultants hired by the Compensation Committee; individual performance and contribution to the Company’s performance; its own subjective assessment of market conditions; its ability to retain the individual NEO; and the goal of increasing the value of our company, in arriving at the amounts awarded to each NEO.

Names	Stock Option Awards: Number of Securities Underlying Options	Number of Restricted Stock Unit Awards – Shares(1)	Number of Performance Share Unit Awards for Target Performance- Shares(2)	Base Price of RSU and PSU Awards	Grant Date Fair Value of All Equity Award
Mr. Connors	—	18,667	18,667	$15.07	$562,623

Mr. Santilli	—	9,800	9,800	$15.07	$295,372

(1)	These RSU awards vest as to one third of the shares on each of June 1, 2016, 2017 and 2018, subject to the recipient’s continuing service.
(2)

The PSU awards reflect the number of shares of stock that was expected to vest on March 15, 2016 assuming 100% achievement of each of the performance targets discussed below. The actual number of shares that vested on March 15, 2016, were 14,522 for Mr. Connors and 7,624 for Mr. Santilli representing a 77.8% of achievement of each of the performance targets.

Restricted Stock Unit Awards:

The RSU awards granted to our NEOs vest as to one-third of the shares on each of June 1, 2016, 2017 and 2018, subject to the recipient's continuing service.

Performance Stock Unit Awards:

In August 2015, our Board, upon the recommendation of our Compensation Committee, granted PSUs to the NEOs and established the below mentioned performance goals. The number of PSUs awarded to the NEOs resulted in a varying number of shares of common stock that would have vested on March 15, 2016 based on the degree of achievement of three performance goals as set forth below and subject to the recipient continuing to provide service to the Company through the vesting date. The PSU awards represent the aggregate number of shares that could have been earned from achievement of the three performance goals at targets that were pre-determined by the Board.

	Performance Goal	Weighting of Goal
(1)	Actual revenue achievement, compared to the target established by the Company’s Board	33%
(2)	Degree of improvement of the Company’s operating loss, compared to the target established by the Company’s Board.	33%
(3)	Average per share price of the Company’s stock for the period, compared to the target established by the Company’s Board.	34%

The following matrix provides an example of the number of common stock that was expected to vest on March 15, 2016, based on the performance at varying degrees of achievement of all three performance criteria:

	Number of Shares of Common Stock that Would Have Vested on March 15, 2016
Name	If Minimum Thresholds are Not Met	At 90% of Target Performance	At 100% of Target Performance	At 110% of Target Performance	At 200% of Target Performance
Mr. Connors	—	14,906	18,667	22,428	56,281
Mr. Santilli	—	7,825	9,800	11,775	29,547

Benefits

We provide the following benefits to our NEOs generally on the same basis as the benefits provided to all employees. These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees:

●	Health, dental and vision insurance;
●	Life insurance;
●	Short-term and long-term disability insurance;
●	401(k) plan with 25% employer matching contributions, capped at 6% of total cash compensation; and
●	Flexible Spending Accounts.

Employee Stock Purchase Plan

We maintain a 2004 Employee Stock Purchase Plan that provides eligible employees with the opportunity to purchase shares of our common stock at a 15% discounted price to the lower of the fair market value at either the beginning or the end of the applicable offering period.

Post-Employment Compensation

Except for COC Agreements, we do not have employment agreements with any of our NEOs. We have COC Agreements with each of our NEOs. The purpose of these agreements is to provide incentives to our NEOs to continue their employment with the Company and not be distracted by the possibility of loss of employment as a result of an acquisition of the Company or for other reasons. For a summary of the material terms and conditions of these COC Agreements, see Potential Payments upon Termination or Change in Control below.

Internal Revenue Code Section 162(m) and Limitations on Executive Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. However, remuneration in excess of $1 million may generally be deducted if it is qualified performance based compensation within the meaning of Section 162(m) of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more of our executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Stock options granted under the 2004 Equity Incentive Plan (as amended) are not subject to the deduction limitation; however, to preserve our ability to deduct the compensation income associated with stock options granted to such executive officers pursuant to Section 162(m) of the Internal Revenue Code, our 2004 equity plan provides that no optionee may be granted option(s) to purchase more than 500,000 shares of Cutera common stock in any one fiscal year. However, in the fiscal year in which the optionee is hired, an optionee may be granted an option to purchase up to 1,000,000 shares of Cutera common stock. In the future, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Securities Authorized for Issuance Under Equity Compensation Plans

Our stockholders have approved each of our equity compensation plans, which are as follows:

-	2004 Equity Incentive Plan (as amended); and
-	2004 Employee Stock Purchase Plan (“ESPP”).

The following table provides information regarding the shares of Cutera common stock that may be issued upon the exercise of stock options, RSUs, PSUs, and the projected ESPP contributions under our equity compensation plans as of December 31, 2015.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,180,541	$9.33(1)	2,081,666
Equity compensation plan not approved by security holders	—	—	—
Total	2,180,541	$9.33(1)	2,081,666

(1)	The weighted average exercise price does not take into account outstanding RSUs or PSUs, which have no exercise price.

Other Compensation Practices and Policies

Stock Ownership Guidelines

To enhance our overall corporate governance practices and executive compensation program, our Board adopted stock ownership guidelines for our executive officers, which the Compensation Committee intends to review annually. These guidelines are designed to align our executive officers’ interests with our stockholders’ long-term interests by promoting long-term ownership of our common stock, which reduces the incentive for excessive short-term risk taking. These guidelines provide that, within five years of the later of the adoption of the guidelines or his or her first date of employment, our CEO and CFO must hold shares of our common stock having a value not less than three times and one time respectively of their annual salary.

As of April 25, 2016, the NEOs’ holdings and targeted guidelines were as follows:

Named Executive Officer	Stock Ownership as of April 25, 2016	Minimum Stock Ownership Required by April 27, 2017(1)
Mr. Connors	549,595	153,584
Mr. Santilli	47,493	31,314

(1)	Based of the closing stock price of $11.72 on April 25, 2016.

Insider Trading Compliance Program

According to our Insider Trading Compliance Program, no employee of the Company, including, but not limited to, our executive officers and directors, may invest in derivatives of the Company’s securities. This prohibition includes, but is not limited to, trading in put or call options related to securities of the Company.

2015 Summary Compensation Table

The following table sets forth summary compensation information for the fiscal years ended December 31, 2015, 2014 and 2013 for our NEOs.

Name and Principal Position	Salary	Bonus(1)	Option Awards(2)	Stock Awards(2)	All Other Compensation(3)	Total
Kevin P. Connors,
President and CEO
2015	$572,083	$687,144	$—	$562,623	$14,003	$1,835,853
2014	525,500	382,002	—	797,600	13,597	1,718,699
2013	481,667	41,914	294,307	240,579	12,435	1,070,902

Ronald J. Santilli,
EVP and CFO
2015	$358,229	$308,824	$—	$295,372	$11,894	$974,319
2014	328,083	176,246	—	418,740	11,662	934,731
2013	310,000	19,156	153,039	120,285	3,825	606,305

(1)

The amounts reported in this column represent the bonus earned for each of the years covered in the table in accordance with our discretionary management Bonus Plan (see section above describing our Discretionary Management Bonus Program).

(2)

The amounts reported in this column represent the aggregate grant date fair value of stock awards granted during each of the fiscal years in 2015, 2014 and 2013 calculated in accordance with ASC Topic 718. See Note 6 of the Consolidated Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 15, 2016 for a discussion of the valuation assumptions for stock-based compensation.

(3)

Amounts represent 401(k) employer-match contributions and a non-cash benefit associated with a Company sponsored, non-business event for achieving sales targets in accordance with our commission incentive plan.

2015 Grants of Plan-Based Awards Table

The following table lists grants of plan-based RSU and PSU awards made to our NEOs during the fiscal year ended December 31, 2015. There were no stock option grants to our NEOs during the fiscal year ended December 31, 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Base Price	Grant Date Fair Value
Name	Grant Date	Threshold	Target	Maximum	Stock or Units	Underlying Options	of Awards(1)	of Awards(1)

Mr. Connors	08/03/2015	—	—	—	37,334	—	$15.07	$562,623
Mr. Santilli	08/03/2015	—	—	—	19,600	—	$15.07	$295,372

(1)

The amounts reported in this column reflect the grant date fair value of equity awards calculated in accordance with ASC Topic 718. See Note 6 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 15, 2016 for a discussion of the valuation assumptions for our stock-based compensation.

2015 Outstanding Equity Awards at Fiscal Year-End Table

The following table lists the outstanding equity incentive awards held by our NEOs as of December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Earned Options	Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested		Date Awards Will be Fully Vested
Mr. Connors	120,000	—		$8.66	6/08/2016
	120,000	—		10.24	5/14/2017
	120,000	—		8.72	5/27/2018
	91,000	—		6.88	7/27/2019
	69,444	13,889	(1)	8.91	6/10/2020
						18,667	(2)	$238,751	(2)	3/15/2016(2)
						26,666	(4)	341,058	(4)	6/01/2017(4)
						18,667	(5)	238,751	(5)	6/01/2018(5)

Mr. Santilli	80,000	—		8.72	5,/27/2018
	32,500	—		6.88	7/27/2019
	36,111	7,222	(1)	8.91	6/10/2020
						9,800	(2)	125,342	(2)	3/15/2016(2)
						2,250	(3)	28,778	(3)	6/01/2016(3)
						14,000	(4)	179,060	(4)	6/01/2017(4)
						9,800	(5)	125,342	(5)	6/01/2018(5)

(1)	One-third of the shares underlying each of these stock options vest on the first anniversary of the vesting commencement date and 1/36th of the underlying shares vest each month thereafter.
(2)

These PSU awards reflect the number of shares of stock that was expected to vest on March 15, 2016 assuming 100% achievement of each of the performance targets discussed below. The actual number of shares that vested on March 15, 2016, were 14,522 for Mr. Connors and 7,624 for Mr. Santilli representing a 77.8% of achievement of the performance targets.

(3)	One-third of the shares underlying this award vest on the first, second and third anniversary of the vesting commencement date of June 1, 2013.
(4)	One-third of the shares underlying this award vest on the first, second and third anniversary of the vesting commencement date of June 1, 2014.
(5)	One-third of the shares underlying this award vest on the first, second and third anniversary of the vesting commencement date of June 1, 2015.

2015 Options Exercised and Stock Vested Table

The following table lists the stock options exercised by, and stock awards vested to, our NEOs in the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized Upon Vesting(1)
Mr. Connors	133,300	$367,527	49,819	$745,587
Mr. Santilli	173,700	$769,898	30,488	$455,995

(1)	The amounts reported in this column represent the fair market value of the shares of our common stock on the vesting date of each Named Executive Officer’s outstanding RSU awards.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our executive officers, including our NEOs, during 2015.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our executive officers, including our NEOs, during 2015.

Employment Agreements

We do not have employment agreements with any of our NEOs.

Potential Payments Upon Termination or Change in Control

Single Trigger:

We have entered into COC Agreements with each of our NEOs. These agreements provide that if a Named Executive Officer’s employment with the Company is terminated by the Company without “cause” (as defined in the agreement) or by the Named Executive Officer for “good reason” (as defined in the agreement) either prior to three months before or after 12 months following a Change of Control (as defined in the agreement) of the Company but not in connection with a Change of Control (commonly referred to as “single trigger”), the Named Executive Officer will receive, subject to signing a release of claims in favor of the Company:

●

a lump sum severance payment equal to 200% of the annual base salary as in effect immediately prior to such termination for our CEO and 100% of the annual base salary as in effect immediately prior to such termination for our CFO; and

●	up to 24 months for our CEO and up to 12 months for our CFO of reimbursement for premiums paid for COBRA coverage.

Double Trigger

These agreements also provide that if a Named Executive Officer’s employment with the Company is terminated by the Company without “cause” or by the Named Executive Officer for “good reason” and such termination occurs within the period beginning three months before, and ending 12 months following, a Change of Control of the Company and in connection with a Change of Control (commonly referred to as “double trigger”), the Named Executive Officer will receive, subject to signing a release of claims in favor of the Company:

●

A lump sum severance payment equal to 200% of the annual base salary as in effect immediately prior to such termination or, if greater, at the level in effect immediately prior to the Change of Control for our CEO and 150% of the annual base salary as in effect immediately prior to such termination or, if greater, at the level in effect immediately prior to the Change of Control for our CFO;

●

A lump sum severance payment equal to 200% of the annual target bonus for the fiscal year in which the termination occurs or, if greater, his annual target bonus in effect immediately prior to the Change of Control for our CEO and 150% of the annual target bonus for the fiscal year in which the termination occurs or, if greater, his annual target bonus in effect immediately prior to the Change of Control for our CFO;

●	Automatic vesting in full of all outstanding and unvested equity awards held by the Named Executive Officer as of the date of the Change of Control; and
●	Reimbursement for premiums paid for COBRA coverage of up to 24 months for our CEO and up to 18 months for our CFO.

Each of these agreements were renewed in 2015 for another initial term of three years, and will extend for an additional year unless the Company or the applicable Named Executive Officer provides written notice at least 60 days prior to the third anniversary of the agreement.

For purposes of these agreements, “cause” means a Named Executive Officer’s termination of employment only upon (i) his willful failure to substantially perform his duties (subject to notice and a reasonable period to cure), other than a failure resulting from his complete or partial incapacity due to physical or mental illness or impairment; (ii) his willful act which constitutes gross misconduct and which is injurious to the Company; (iii) his willful breach of a material provision of the agreement (subject to notice and reasonable period to cure); or (iv) his knowing, material and willful violation of a federal or state law or regulation applicable to the business of the Company.

For purposes of these agreements, “good reason” means a Named Executive Officer’s termination of employment within 90 days following the expiration of any cure period following the occurrence of one or more of the following, without his consent: (i) a material reduction in his authority, duties, or responsibilities relative to duties, position or responsibilities in effect immediately prior to such reduction; (ii) a material reduction in his base salary as in effect immediately prior to such reduction; or (iii) a material change in the geographic location at which he must perform services (in other words, the relocation of the Named Executive Officer to a facility that is more than 50 miles from his then-current location).

The following table lists our NEOs and the estimated payments and benefits that each of them would have received had their employment with the Company been terminated without “cause” or had they resigned for “good reason” on December 31, 2015.

Name	Estimated Total Value of Cash Payment	Estimated Total Value of Health Coverage Continuation
Mr. Connors	$1,200,000	$46,856
Mr. Santilli	$367,000	$20,928

The following table lists our NEOs and the estimated payments and benefits that each of them would have received had their employment with the Company been terminated without “cause” or had they resigned for “good reason” in connection with a change in control of the Company on December 31, 2015.

Name	Estimated Total Value of Cash Payment	Estimated Total Value of Health Coverage Continuation	Value of Accelerated Equity(1)
Mr. Connors	$2,040,000	$46,856	$872,449
Mr. Santilli	$825,750	$31,391	$486,543

(1)

We estimated the value of acceleration of the outstanding and unvested stock options, RSU and PSU awards (assuming paid at 100% of target) held by each of our NEOs based on a market price of $12.79 per share for Cutera common stock as of December 31, 2015.

Severance payments upon termination or change in control would be payable to the recipient only if the executive signs and does not revoke a release of claims with the Company (in a form reasonably acceptable to the Company) and provided that such release of claims becomes effective no later than sixty (60) days following the termination date. In addition, the executive would need to have complied with the terms of any confidential information agreement executed by executive in favor of the Company and the provisions of the severance agreements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cutera’s proxy statement.

The foregoing report is provided by the undersigned members of the Compensation Committee.

David B. Apfelberg

Gregory Barrett

Jerry P. Widman

(1)

The material in this report is not deemed soliciting material or filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●

any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related party), had or will have a direct or indirect material interest.

Consulting Agreement

We have a consulting agreement with Mr. Gollnick, a director of the Company, pursuant to which he is compensated for services that he provides to us, including product development, clinical sales and marketing support. Payments to Mr. Gollnick under this agreement in fiscal year 2015 were $45,240 plus travel expenses.

Other Transactions

We have entered into change of control severance agreements with our NEOs. See “Named Executive Officers and Executive Compensation — Potential Payments Upon Termination or Change in Control.”

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our board of directors and/or our audit committee.

OTHER MATTERS

Fiscal Year 2015 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2015 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website atand are available from the SEC at its website at www.sec.gov. A copy of our annual report may be obtained, without charge, by sending a written request to Cutera, Inc., Attention: Investor Relations, 3240 Bayshore Boulevard, Brisbane, California.

We are not aware of any other business to be presented at the meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the meeting. Accordingly, the only business that our Board intends to present at the meeting is as set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

By order of the Board of Directors,

/s/ Ronald J. Santilli

Ronald J. Santilli, Executive Vice President and Chief Financial Officer

Brisbane, California

April 29, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CUTERA, INC.

2016 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Cutera, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated April 29, 2016 and hereby appoints Kevin P. Connors (our President and Chief Executive Officer) and Ronald J. Santilli (our Chief Financial Officer), each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2016 Annual Meeting of Stockholders of Cutera, Inc. to be held on June 15, 2016 at 10:00 a.m., local time, at Cutera’s offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

SEE REVERSE SIDE

FOLD AND DETACH HERE

The Board of Directors of Cutera, Inc. recommends a vote FOR the following proposals: Please mark your votes as indicated:☒

1. Election of Directors: Class III Nominees:

Gregory Barrett J. Daniel Plants Jerry P. Widman	FOR ☐ ☐ ☐	WITHHOLD ☐ ☐ ☐	2.	Ratification of BDO USA, LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2016.	FOR ☐	AGAINST ☐	ABSTAIN ☐

			3.	Non-binding advisory vote on the compensation of our Named Executive Officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED CLASS III DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; (3) FOR THE APPROVAL, BY NON-BINDING VOTE, OF EXECUTIVE COMPENSATION; AND (4) AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAME OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

SIGNATURE(S)                                                                   SIGNATURE(S)                                                                   DATE:

NOTE: This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.